EXPRESS PROVIDES BUSINESS UPDATE AS IT NAVIGATES THE COVID-19 PANDEMIC
Q2 Total Comparable Sales Estimated to Be -24%
eCommerce Business Continues to Accelerate; Second Consecutive Month of Positive Demand
Over $190 Million in Cash at the End of Q2
Company Resumes Fresh Flow of Receipts in August Following $100 Million in Q2 Cancellations

Columbus, Ohio – August 4, 2020 – Fashion apparel retailer Express, Inc. (NYSE: EXPR) today provided an update on its current business.

The Company saw a significant increase in eCommerce demand and apparent stabilization in store sales and traffic in July, as it continues to drive the transformational work of its corporate strategy - The Expressway Forward. While the industry remains pressured by pandemic headwinds and their impact on consumer confidence, the Company is encouraged by these results, and now estimates second quarter comparable sales to be down 24% and net sales to be down 48% on a year-over-year basis.

Upon reopening its stores following closures due to the pandemic, the Company saw consistent acceleration in sales and traffic through the third week of June, but then a deceleration as new hot spots emerged in several states. This was further impacted by prolonged closures in New York and the re-closing of a number of stores in California. However, store sales and traffic appear to have stabilized in July, with total comparable sales, including eCommerce, at approximately negative 20% for the month. These results were also driven by the second consecutive month of positive demand for its eCommerce business in July, where demand has accelerated from negative 35% in early May to positive 25% for the back half of July. These results were enhanced by new products in the assortment, the completion of its eCommerce re-platform, and the implementation of both ship from store and buy online pick up in store capabilities in over half of its retail locations.

“Our second consecutive month of positive eCommerce demand coupled with the apparent stabilization in store sales and traffic indicate that our new product vision and brand positioning are resonating with customers. I expect our comparable sales trend to improve as we resume flowing new receipts over the next several weeks,” said Tim Baxter, Chief Executive Officer. “We are still in the early stages of a comprehensive strategic transformation, and are navigating the ongoing impacts of the pandemic by upholding the foundational elements of The EXPRESSway Forward while also taking decisive actions to protect the financial health of our Company. My confidence in our team and our strategy is as strong as ever, and we are well positioned to emerge from this challenging period with the resources and ability to achieve our goal of long-term profitable growth."

Previously Communicated Actions
As announced in earlier press releases, the Company is taking the following actions to maintain sufficient liquidity throughout the COVID-19 crisis:

•Accessed $165 million from its credit facility
•Significantly reduced expenses, capital expenditures and working capital; this included inventory reductions, furloughing most store associates and a number of corporate associates while its stores remained closed, suspending merit pay increases, and freezing hiring with the exception of a few critical positions
•Additional benefits expected from the Coronavirus Aid Relief and Economic Security Act (CARES Act) including the expanded operating loss carryback, employer payroll tax credit and deferral provisions

The Company continues to actively monitor the situation and will take additional actions where appropriate as conditions warrant.

The Company is expected to report its second quarter earnings results on August 26, 2020, followed by a conference call at 8:30 am. A future release will communicate the details of the call.

About Express, Inc.
Express is a modern, versatile, dual gender apparel and accessories brand that helps people get dressed for every day and any occasion. Launched in 1980 with the idea that style, quality and value should all be found in one place, Express has always been a brand of the now, offering some of the most important and enduring fashion trends. Express aims to Create Confidence & Inspire Self-Expression through a design & merchandising view that brings forward The Best of Now for Real Life Versatility.

The company operates over 500 retail and factory outlet stores in the United States and Puerto Rico, as well as an online store. Express, Inc. is traded on the NYSE under the symbol EXPR. For more information, please visit www.express.com.

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 and in our subsequent SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Non-GAAP Measure
This press release includes information on eCommerce demand, which is a non-GAAP financial measure. eCommerce demand is defined as gross orders for Express and/or 3rd party merchandise that originate through the eCommerce platform, including the website, app, and buy-online-pickup in store.

We believe that this non-GAAP measure provides additional useful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Since this non-GAAP financial measure is not standardized, it may not be possible to compare this financial measure with other companies' non-GAAP financial measures having the same or similar name. This non-GAAP financial measure reflects an additional way of viewing our operations that, when viewed with our GAAP results, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Contacts

Investor Contact:
Dan Aldridge
daldridge@express.com
(614) 474-4890

Media Contact:
Alysa Spittle
aspittle@express.com
(614) 474-4745